EXHIBIT 8

                     ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                    200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301

                                          November  26, 1997

CompScript, Inc.
1225 Broken Sound Parkway, NW
Boca Raton, FL  33487

Ladies and Gentlemen:

      We have acted as counsel to CompScript, Inc. (the "Company") in connection with the planned exchange offer (the "Exchange Offer") of up to 662,341 shares of its common stock, $.0001 par value per share ("Common Stock") for 169,902 shares constituting all of the outstanding minority equity interests (the "Minority Interests") in the Company's approximately 92% owned subsidiary, CompScript - Boca, Inc. (the "Subsidiary"). Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by the Company in connection with the Exchange Offer (the "Registration Statement").

      We have assumed with your consent that the Exchange Offer will be consummated solely in compliance with the material terms and conditions of the Registration Statement and none of the material terms and conditions thereof have been or will be waived or modified.

      On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Exchange Offer will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

      (1) No gain or loss will be recognized for federal income tax purposes by the Company or by the Subsidiary as a result of the consummation of the Exchange Offer;

      (2) No gain or loss will be recognized for federal income tax purposes by the owners of Minority Interests upon the exchange of their shares for shares of Common Stock;

      (3) The basis of the Common Stock received in the Exchange Offer by a holder of Subsidiary shares will be the same as the basis of the Subsidiary's shares surrendered in exchange therefor; and

      (4) The holding period of the Common Stock received in the Exchange Offer by a holder of Subsidiary shares will include the period during which the Subsidiary shares surrendered in exchange therefor were held by the holder, provided such Subsidiary shares were held as capital assets.

      This opinion deals only with owners of Minority Interests who are (1) citizens or residents of the United States, (2) domestic corporations, or (3) otherwise subject to United States federal income tax on a net income basis in respect of Minority Interests. The federal income tax consequences described herein may not apply to certain classes of taxpayers including, without limitation, insurance companies, tax exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire Minority Interests pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold Minority Interests in a hedging transaction or as part of a straddle or conversion transaction.

      We hereby consent to the use of this opinion in the Registration Statement and in any amendments thereto.

                                    Very truly yours,


                                    /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                                    -----------------------------------------
                                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.